AMENDMENT No. 1
TO
 U.S. PB AGREEMENT
AMENDMENT AGREEMENT (the "Amendment"), dated as of March 13, 2015 to the U.S. PB Agreement, dated as of June 18, 2010, as may be amended from time to time (the "Agreement") between BNP Paribas Prime Brokerage, Inc. ("BNPP PB, Inc.") and Guggenheim Enhanced Equity Income Fund (formerly Old Mutual/Claymore Long-Short Fund) (the "Customer").
WHEREAS, the parties hereto desire to amend the Agreement as provided herein.
NOW THEREFORE, in consideration of the agreements provided herein, the parties hereto agree to amend the Agreement as follows:

1.	Amendment to Exhibit A to the Agreement ('Account Agreement').

Section 4 ('Rehypothecation') of Exhibit A to the Agreement is hereby deleted in its entirety and placed with the following words "Rehypothecation – See Exhibit B.".

2.	Amendment to Exhibit B to the Agreement.

The Agreement is hereby amended by adding a new Exhibit B ('Rehypothecation Agreement') in the form attached hereto as Exhibit I.

3.	Representations.

Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this Amendment and that such representations arc deemed to be given or repeated by each party, as the case may be, on the date of this Amendment, except to the extent that such representations specifically refer to an earlier date, in which case they were true and correct as of such earlier date.

4.	Miscellaneous.

a.	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.

b.
Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto.

c.	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

d.	Headings. The headings used in this Amendment arc for convenience of reference only and arc not to affect the construction of or to be taken into consideration in interpreting this Amendment.

e.	Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment with effect from the first date specified on the first page of this Amendment.

Exhibit I
See attached.

Exhibit B to U.S. PB Agreement – Rehypothecation Agreement

This Exhibit B (the "Rehypothecation Agreement") is entered into between Customer and BNP PARIBAS PRIME BROKERAGE, INC. ("BNPP PB, Inc."), on behalf of itself and as agent for the BNPP Entities. This Rehypothecation Agreement is incorporated as an exhibit to the U.S. PB Agreement (the "Agreement"). Certain capitalized terms used in this Rehypothecation Agreement are defined in the Account Agreement.

1.	Rehypothecation -

(a)
Customer expressly grants each BNPP Entity the right, to the fullest extent that it may effectively do so under Applicable Law, to re-register the Collateral in its own name or in another name other than Customer's, to  use or invest the proceeds of any securities lending transaction at its own risk, and to pledge, repledge, hypothecate, rehypothecate, sell, lend, or otherwise transfer or use the Collateral (the "Hypothecated Securities"), as principal and not as agent of Customer, with all attendant rights of ownership except as provided below. For the purposes of the return of any Hypothecated Securities to Customer, BNPP PB, Inc.'s return obligations shall be satisfied by delivering the Hypothecated Securities or securities identical to such Hypothecated Securities (such securities having the same cusip number as the subject Hypothecated Securities, or in the case of a reorganization or recapitalization of the issuer, the equivalent of the subject Hypothecated Securities) ("Equivalent Securities"). For the avoidance of doubt, Customer hereby grants BNPP PB, Inc. its consent to hypothecate its securities for the purposes of Rule 15c2-1 (a)(1) of the Exchange Act, subject to the limits of this Agreement.

(b)
Collateral held by Custodian (including any successor thereto, the "Custodian") pursuant to the Special Custody and Pledge Agreement between BNPP PB, Inc., Customer, and Custodian (the "Special Custody Agreement") (such Collateral, the "Margin Collateral") shall be transferred to BNPP PB, Inc. for purposes of rehypothecation only against a request to Custodian for release of Margin Collateral ("Hypothecation Request") that meets the following requirements: (i) the Hypothecation Request is issued by a duly authorized representative of BNPP PB, Inc. in accordance with the requirements for instructions set forth for in the Special Custody Agreement, (ii) subject to Section 2(c)(B), the fair market value of the securities which are subject to the Hypothecation Request, together with the value of any outstanding Hypothecated Securities, shall not exceed the value of the loan against which the Margin Collateral was pledged ("Hypothecation Limit"), provided that if the Maximum Commitment Financing (as defined in the Committed Facility Agreement) is increased pursuant to the mutual agreement of the parties, then the fair market value of the securities which are subject to the Hypothecation Request, together with the value of any outstanding Hypothecated Securities, shall not exceed the lesser of (A) the Hypothecation Limit or (B) thirty-three and one-third percent (33⅓%) of the total assets of the Customer based on the most recent financial information provided by the Customer, (iii) the securities which are subject to the Hypothecation Request shall not represent the entire position of such security held by Customer, and (iv) the securities which are subject to the Hypothecation Request are not Ineligible Securities (as defined below) and have not been recalled by the Customer or if the securities which are subject to the Hypothecation Request were recalled by the Customer other than for the purpose of selling the securities or removing the securities from the Special Custody Account (as defined herein), the record date that was the reason for the recall or event has passed.

2.	Eligibility; Recall Rights -

(a)
Customer shall have the right, in its sole discretion and without condition, to designate any Margin Collateral as ineligible for rehypothecation for any valid business reason including, but not limited to, an imminent sale or removal from the Special Custody Account, dividend declaration, record date for voting or other corporate action ("Ineligible Securities"), provided that the market value of the Margin Collateral that has not been designated as Ineligible Securities would, following such designation, be at least equal to the Outstanding Debit Financing (as defined in the Committed Facility Agreement) or the value of the loan outstanding if the Committed Facility Agreement has been terminated. Except as limited herein, Customer shall have the right, upon demand and without condition, to recall any Hypothecated Securities and BNPP PB, Inc. shall return such security or an Equivalent Security to the Special Custody Account (as defined in the Special Custody Agreement, the "Special Custody Account") within a commercially reasonable period (in any event, no later than the standard settlement cycle for such securities after such request).

(b)
Customer shall provide, or cause the Custodian to provide, a daily report to BNPP PB, Inc. of portfolio transactions relating to securities in the Special Custody Account. With respect to any Hypothecated Security that is the subject of a sell order, on the date such report is delivered to BNPP PB, Inc., BNPP PB, Inc. shall, without any further action by Customer, return such security or an Equivalent Security to the Special Custody Account within a commercially reasonable period (in any event, no later than the standard settlement cycle for such securities after such request).

(c)
If as of the close of business on any Business Day the value of all outstanding Hypothecated Securities exceeds the Hypothecation Limit (such excess amount, the "Rehypothecation Excess"), BNPP PB, Inc. shall, at its option, either (A) reduce the amount of outstanding Hypothecated Securities so that the total value of such securities does not exceed the Hypothecation Limit or (B) deliver to, and maintain within, the Special Custody Account an amount of cash at least equal to any Rehypothecation Excess (for the avoidance of doubt, if there is no Rehypothecation Excess, BNPP PB, Inc. can recall any cash delivered hereunder).

3.	Corporate Actions -

(a)
Income Payments. Customer shall be entitled to receive with respect to any Hypothecated Security, an amount equal to any principal thereof and all interest, dividends or other distributions paid or distributed on or in respect of the Hypothecated Securities ("Income") that is not otherwise received by Customer. BNPP PB, Inc. shall, on the date such Income is paid or distributed either transfer to or credit to the Special Custody Account such Income with respect to any Hypothecated Securities, provided that BNPP PB, Inc. shall make commercially reasonable efforts to return Hypothecated Securities receiving Income prior to the record date for a distribution.

(b)	Income in the Form of Securities. Where Income, in the form of securities, is paid in relation to any Hypothecated Securities, such securities shall be delivered to the Special Custody Account.

(c)
Other Corporate Actions. Where, in respect of any Hypothecated Securities, any rights relating to conversion, sub-division, consolidation, pre-emption, rights arising under a takeover offer, rights to receive securities or a certificate which may at a future date be exchanged for securities or other rights, including those requiring election by the record holder of such securities at the time of the relevant election, become exercisable prior to the redelivery of Equivalent Securities, then Customer may, within a reasonable time before the latest time for the exercise of the right or option give written notice to BNPP PB, Inc. that on redelivery of Equivalent Securities, it wishes to receive Equivalent Securities in such form as will arise if the right is exercised or, in the case of a right which may be exercised in more than one manner, is exercised as is specified in such written notice, and BNPP PB, Inc. shall return such Hypothecated Security or an Equivalent Security to the Special Custody Account within a commercially reasonable period (in any event, no later than the standard settlement cycle for such securities after such request).

4.
Segregation of Hypothecated Securities - Unless otherwise agreed by the parties, any transfer of Hypothecated Securities to the Customer or any transfer of cash pursuant to Sections 2 or 3 shall be effected by delivery or other transfer to or for credit to the Special Custody Account. BNPP PB, Inc. expressly acknowledges that all securities that it is obligated to transfer hereunder shall be transferred to the Special Custody Account and shall not be held by BNPP PB, Inc.

5.
Re-hypothecation Failure - Hypothecated Securities shall be marked-to-market daily and valued at their fair market value (as determined by BNPP PB, Inc. in good faith and in a commercially reasonable manner). Upon the failure of BNPP PB, Inc. to return Hypothecated Securities or the Equivalent Securities (such Hypothecated Securities, "Failed Securities") pursuant to this Agreement or Applicable Law, Customer shall be entitled to reduce the value of the loan against which the Margin Collateral was pledged by an amount equal to one hundred percent (100%) of the then- current fair market value of such Failed Securities as reasonably agreed to between the parties without any fee or penalty; provided, however that the terms of the Committed Facility Agreement shall not be altered or amended by such reduction.

6.
Failure to Process Instructions - If (i) Customer provides BNPP PB, Inc. with instructions in respect of corporate actions on the Hypothecated Securities (excluding any exercise of voting rights) which do not require Customer to be a record holder at the time of exercise, (ii) Customer provides at least five Business Days notice prior to the relevant exercise deadline, and (iii) BNPP PB, Inc. fails to process Customer's instructions in a commercially reasonable manner, BNPP PB, Inc. shall provide Customer the cash equivalent of payments or distributions actually made but which Customer did not receive due to BNPP PB, Inc.'s failure.

7.
Fees - BNPP PB, Inc. agrees to pay Customer a rehypothecation fee (the "Rehypothecation Fee"), computed daily at a rate as set forth herein, as modified from time to time by mutual agreement of the parties. Except as BNPP PB, Inc. and Customer may otherwise agree, the Rehypothecation Fee shall accrue from and including the date on which the Margin Collateral is rehypothecated to, but excluding, the date on which securities or other financial assets of the same issuer and class as the Margin Collateral initially rehypothecated are returned to Customer's Special Custody Account. Unless otherwise agreed, any Rehypothecation Fee payable hereunder shall be payable upon the earlier of (i) the day that is two (2) Business Days prior to the calendar month end in the month in which such fee was incurred (the "Scheduled Payment Date") or (ii) the termination of the U.S. PB Agreement (the "Termination Payment Date") (or, if such Scheduled Payment Date or Termination Payment Date, as the case may be, is not a Business Day. the next Business Day.

For the avoidance of doubt, each payment of the Rehypothecation Fee on a Scheduled Payment Date shall be payment for the monthly period from three (3) Business Days prior to a calendar month end to three (3) Business Days prior to the next succeeding calendar month end.

8.	Fee Amount - 70% of the difference between the fair market rate (as determined by BNPP PB, Inc. in good faith and in a commercially reasonable manner) and Fed Funds Open.